Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 16, 2009 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended January 3, 2009.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

		Fourteen	Thirteen	Fifty-Three	Fifty-Two
		Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
		January 3,	December 29,	January 3,	December 29,
(In Thousands, Except Share and Per Share Data)		2009	2007	2009	2007
		(Unaudited)

Sales	(a)	$129,529	$126,253	$479,117	$485,939

Operating income	(b)	12,964	11,275	40,319	45,177

Interest, dividend and other income (expense), net	(c)	(578)	1,040	1,188	3,307

Income before income taxes		12,386	12,315	41,507	48,484

Income tax provision		4,976	4,959	16,840	19,277

Net income		$7,410	$7,356	$24,667	$29,207
Basic and diluted net income per common share		$2.34	$2.33	$7.80	$9.24

Weighted average common shares outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)

Same store sales for the fourth quarter of 2008 increased 2.6% compared to the same period of 2007. Sales in the fourth quarter of 2008 included fourteen weeks whereas the fourth quarter of 2007 included only thirteen weeks. Sales during fiscal 2008 were negatively impacted by economic conditions, increased competition in our trade area and increased food prices.

(b)

Operating income in the fourth quarter of 2008 increased 15.0% compared to the same period of 2007 primarily due to a decrease in stock appreciation rights (SARs) compensation expense in 2008 compared to 2007. In 2008, the Company recorded a reversal of SARs expense of $477. During the fourth quarter of 2007, the Company recognized $527 of SARs expense. In addition, the fourth quarter of 2008 included an extra week as discussed above.

Operating income for the fifty-three weeks ended January 3, 2009 decreased 10.8% primarily due to an increase in United Food & Commercial Workers International Union (UFCW) hourly wage rates effective early March 2008 in accordance with the current collective bargaining agreement. To a lesser extent, operating income was also impacted by hourly wage rate increases under collective bargaining agreements with unions other than the UFCW. These increases were partially offset by lower SARs compensation expense in 2008 compared to the prior year. During 2008, the Company recognized $1,823 of SARs compensation expense compared to $2,908 in 2007.

(c)

Net interest and dividend income is substantially lower during fiscal 2008 due to lower interest rates in 2008 compared to 2007 partially offset by increased average cash levels for the majority of 2008. On December 8, 2008, the Company paid a special cash dividend of twenty-five dollars ($25) per share on its Class A Common Stock totaling approximately $79,027. The Company recorded a $907 loss on the sale of investments used to partially fund the special dividend. This loss is included under other income (expense) above.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950